Filed Pursuant to 433
Registration No. 333-145938
August 25, 2009
Pricing Term Sheet
The Procter & Gamble Company
3.150% Notes due September 1, 2015

Issuer:	The Procter & Gamble Company
Aggregate Principal Amount Offered:	$500,000,000
Maturity Date:	September 1, 2015
Coupon (Interest Rate):	3.150%
Price to Public (Issue Price):	99.772% of principal amount
Yield to Maturity:	3.192%
Spread to Benchmark Treasury:	+75 basis points
Benchmark Treasury:	2.625% due July 31, 2014
Benchmark Treasury Yield:	2.442%
Interest Payment Dates:	March 1 and September 1, commencing March 1, 2010
Day Count Convention:	30/360
Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points
Trade Date:	August 25, 2009
Settlement Date:	August 28, 2009 (T+3)
CUSIP Number:	742718 DQ9
ISIN Number:	US742718DQ98
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., RBS Securities Inc.
Co-Managers:	Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc.
Type of Offering:	SEC Registered
Listing:	None
Long-term Debt Ratings:	Moody’s: Aa3 (Negative Outlook); S&P: AA- (Stable)
Concurrent Offerings:	$1,000,000,000 of 1.350% Notes due August 26, 2011 expected to be issued on August 28, 2009 by Procter & Gamble International Funding SCA, fully and unconditionally guaranteed by The Procter & Gamble Company. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

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